Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Toyota Motor Credit Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Other	Debt Securities (Fixed Rate/Floating Rate Notes due 2027)	(1)	457(r)	150,000	$1,000.00	$150,000,000.00	0.0001381	$20,715.00

Total Offering Amounts:							$150,000,000.00		$20,715.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$20,715.00

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Offering Note(s)

(1)	The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), was originally deferred in accordance with Rule 456(b) under the Securities Act. The prospectus relates to an increase in the principal amount of the related securities. Filing fees relating to the original amount were paid previously.

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $300,000,000, representing an increase of $150,000,000 from the filing made on November 13, 2025. The prospectus is a final prospectus for the related offering.